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                                                                    NEWS RELEASE


[RPM LOGO]   RPM, INC. - P.O. Box 777 - Medina, Ohio  44258 - 330-273-5090
                 -  FAX 330-225-8743 - http://www.rpminc.com


            RPM, INC. ANNOUNCES ACQUISITION OF THE FLECTO COMPANY


        MEDINA, OHIO--March 31, 1998--RPM, Inc. announced today the acquisition of The Flecto Company, Inc. ("Flecto"), headquartered in Oakland, California, for an undisclosed amount.

        Flecto is a leading manufacturer of wood finishes and wood finishing equipment for the retail do-it-yourself wood and floor finishing markets. With annual sales of approximately $50 million, Flecto has the leading market share position in Canada and a number two market position in the United States. Flecto sells clear and stain finishes under the Varathane(R) and Watco(R) name brands. Flecto is an excellent complement to RPM's growing portfolio of leading consumer name brands, which include Rust-Oleum, Zinsser, Bondex and Bondo that target the retail do-it-yourself market. RPM expects to continue to develop the synergy available between these consumer do-it-yourself businesses.

        Flecto will continue to operate under the experienced management team developed by John E. Vetterli, whose family founded Flecto in 1934. Its current general manager, Richard C. Swanson, will lead Flecto's continued growth as president.

        RPM, Inc. is a leading manufacturer of industrial coatings, sealants and adhesives for waterproofing, general maintenance, corrosion control and other specialty chemical applications. RPM also manufactures consumer do-it-yourself products for the home maintenance, automotive repair, hobby, leisure, and marine markets. The fiscal year ended May 31, 1997 was RPM's 50th consecutive record year of sales, earnings and earnings per share, with sales of $1.3 billion, net earnings of $78.3 million and restated earnings per share of $.80. RPM shares are traded on the Nasdaq Stock Market.


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